Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: David L. Redmond, Executive Vice President & CFO

561-712-6226

dredmond@ameripath.com

AMERIPATH, INC. ANNOUNCES 2004 THIRD QUARTER AND NINE MONTH RESULTS

Riviera Beach, FL, November 10, 2004 – AmeriPath, Inc. (“AmeriPath” or the “Company”), a leading national provider of cancer diagnostics, genomics, and related information services, reported its financial results for the third quarter and the nine-month period ended September 30, 2004. As noted in the condensed consolidated financial statements, the merger of AmeriPath on March 27, 2003, resulted in a new basis of accounting for AmeriPath. In some cases, for ease of comparison purposes, financial data for the period after the merger, March 28, 2003 through September 30, 2003, has been added to the financial data for the period from January 1, 2003 through March 27, 2003 (predecessor period), to arrive at the nine-month combined period ended September 30, 2003. This combined data is referred to herein as nine months 2003 or the combined nine-month period ended September 30, 2003.

Net revenues for the third quarter of 2004 were $127.7 million compared to $122.0 million in the third quarter of 2003. Net revenues for the nine-month period ended September 30, 2004 were $378.8 million compared to $360.9 million for the combined nine-month period ended September 30, 2003. Net revenues for the third quarter of 2003 and for the combined nine-month period ended September 30, 2003 were negatively impacted by charges to revenues of $2.2 million and $4.5 million, respectively, to reflect changes in our estimated contractual allowances resulting from an analysis of our managed care contracts.

Same store net revenues, excluding revenues from national labs, for the third quarter of 2004 increased 4.6%, or $5.5 million, when compared to the third quarter of 2003. Same store net revenues, excluding revenues from national labs, for the nine-month period ended September 30, 2004 increased 6.7%, or $23.5 million, when compared to the combined nine-month period ended September 30, 2003. For the third quarter of 2004, national lab revenues were less than $0.1 million, down from $0.5 million in the third quarter of 2003. For the nine-month period ended September 30, 2004, national lab revenues were $0.2 million, down from $4.0 million for the combined nine-month period ended September 30, 2003. This decline in national lab revenues is consistent with our previous financial statement disclosures that this business would be lost.

EBITDA (earnings before interest, taxes, depreciation and amortization), which is a non-GAAP financial measure, for the third quarter of 2004 was $18.5 million compared to $18.6 million for the third quarter of 2003. EBITDA for the nine-month period ended September 30, 2004 was $53.7 million compared to $44.7 million for the combined nine-month period ended September 30, 2003. A reconciliation of net income to EBITDA is found in the attached table.

Costs of services for the third quarter of 2004 increased to $67.8 million (53.1% of net revenues) from $63.2 million (51.7% of net revenues) in the third quarter of 2003. Costs of services for the nine-month period ended September 30, 2004 increased to $199.4 million (52.6% of net revenues) from $186.6 million (51.7% of net revenues) for the combined nine-month period ended September 30, 2003. The increases in costs of services as a percentage of net revenues are primarily due to increased physician compensation and increased courier and distribution costs associated with the increased revenues from physicians’ offices.

Selling, general and administrative expenses for the third quarter of 2004 increased to $21.8 million (17.1% of net revenues) from $21.7 million (17.8% of net revenues) in the third quarter of 2003. Selling, general and administrative expenses for the nine-month period ended September 30, 2004 increased to $69.3 million (18.3% of net revenue) from $65.9 million (18.3% of net revenues) in the combined nine-month period ended September 30, 2003. The increases for the nine-month period ended September 30, 2004 are primarily due to severance of approximately $1.4 million for the Company’s former Chief Executive Officer, investments in information technology and expansion of our sales and marketing efforts.

The provision for doubtful accounts for the third quarter of 2004 increased to $22.5 million (17.6% of net revenues) from $20.9 million (17.1% of net revenues) in the same period of 2003. The provision for doubtful accounts for the nine-month period ended September 30, 2004 increased to $58.3 million (15.4% of net revenues) from $53.8 million (14.9% of net revenues) in the combined nine-month period ended September 30, 2003. The provisions for doubtful accounts for the third quarter of 2003 and for the combined nine-month period ended September 30, 2003 were increased by charges of $4.0 million and $6.5 million, respectively, to reflect the net realizable value of certain receivables based on our analysis of the ability to collect historical revenues and billings associated with clinical professional component (“CPC”) services.

Net income for the third quarter of 2004 was $1.3 million compared to net income of $1.7 million for the same quarter of 2003. Net income for the nine-month period ended September 30, 2004 was $3.1 million compared to net income of $0.7 million for the combined nine-month period ended September 30, 2003.

More detailed information regarding the business, operations and financial performance of the Company through September 30, 2004, and related and other matters will be included in the Company’s Form 10-Q for the quarter ended September 30, 2004, which is expected to be filed with the SEC on November 12, 2004.

The Company will broadcast its third quarter financial results via conference call on Wednesday, November 10, 2004, at 4:00 p.m. Eastern Time. All bondholders are encouraged to participate. This event is available through the Company’s website, http://www.ameripath.com. Listeners should go to the website at least fifteen minutes before the call to register, download, and install any necessary audio software. For those unable to attend the live broadcast, a replay of the webcast will be available for the next 2 months on our website. There is no charge to access the event. A replay of the call will also be available by telephone beginning at 6:00 p.m., November 10, 2004 to 5:00 p.m., November 15, 2004. The dial-in number for the telephone replay is (866) 346-2404, Pass Code #2498.

AmeriPath is a leading national provider of cancer diagnostics, genomics, and related information services. The Company’s extensive diagnostics infrastructure includes the Center for Advanced Diagnostics (CAD), a division of AmeriPath. CAD provides specialized diagnostic testing and information services including Fluorescence In-Situ Hybridization (FISH), Flow Cytometry, DNA Analysis, Polymerase Chain Reaction (PCR), Molecular Genetics, Cytogenetics and HPV Typing. Additionally, AmeriPath provides clinical trial and research development support to firms involved in developing new cancer and genomic diagnostics and therapeutics.

The statements contained in this press release may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements - which are sometimes identified by words such as “may”, “should”, “believe”, “expect”, “anticipate”, “estimate” and similar expressions and which include any financial or operating estimates, forecasts or projections - are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. These risks and uncertainties could cause actual results to differ materially from results anticipated by forward-looking statements. These risks and uncertainties include: the extent of success of the Company’s operating initiatives and growth strategies; ability to manage growth; access to capital on satisfactory terms; general economic conditions; terrorism or an escalation of hostilities or war; competition and changes in competitive factors; federal and state healthcare regulation (and compliance); reimbursement rates under government and third party healthcare programs and the payments received under such programs; changes in coding; changes in technology; dependence upon pathologists and customer contracts; the ability to attract, motivate, and retain pathologists; labor, technology and insurance costs; marketing and promotional efforts; the availability of pathology practices in appropriate locations that the Company is able to acquire on suitable terms or develop; and the successful completion and integration of acquisitions (and achievement of planned or expected synergies). The forward-looking statements in this press release are made as of the date hereof based on management’s current beliefs and expectations, and the Company undertakes no obligation to update or revise any such statements. Further information regarding risks, uncertainties and other factors that could affect the Company’s financial or operating results or that could cause actual results to differ materially from those expected, estimated or anticipated, are included in the Company’s annual, quarterly, and other reports and filings with the SEC.

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Editor’s Note: This release is also available at http://www.ameripath.com

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AmeriPath, Inc.

Condensed Consolidated Statements of Operations

(In thousands)

(Unaudited)

	Three Months Ended September 30,		(Successor) Nine Months Ended September 30, 2004	(Predecessor) Period from January 1, 2003 through March 27, 2003	(Successor) Period from March 28, 2003 through September 30, 2003	(Combined) Nine Months Ended September 30, 2003
	2004	2003
Net revenues	$127,712	$122,045	$378,829	$118,957	$241,948	$360,905

Operating costs and expenses:
Costs of services	67,795	63,150	199,415	62,145	124,466	186,611
Selling, general & administrative	21,816	21,730	69,275	21,726	44,189	65,915
Provision for doubtful accounts	22,455	20,888	58,279	14,997	38,798	53,795
Amortization expense	2,753	2,463	8,321	3,107	5,558	8,665
Merger-related charges	—	—	—	10,010	2,404	12,414
Restructuring costs	—	—	—	1,196	2,044	3,240
Asset impairment and related charges	—	—	586	—	—	—

Total operating costs and expenses	$114,819	$108,231	$335,876	$113,181	$217,459	$330,640

Income from operations	12,893	13,814	42,953	5,776	24,489	30,265
Interest expense	(11,130)	(11,132)	(33,297)	(1,180)	(23,142)	(24,322)
Change in value of derivative	511	—	(764)	—	—	—
Write-off of deferred financing costs	—	—	(3,829)	(957)	—	(957)
Other income, net	112	146	292	33	161	194

Income before income taxes	2,386	2,828	5,355	3,672	1,508	5,180
Provision for income taxes	1,062	1,108	2,219	2,131	2,344	4,475

Net income (loss)	$1,324	$1,720	$3,136	$1,541	$(836)	$705

AmeriPath, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	September 30, 2004	December 31, 2003
	(unaudited)
Cash and cash equivalents	$20,757	$23,536
Restricted cash	21,138	12,825
Accounts receivable, net	80,633	81,595
Inventories	2,427	1,903
Income tax receivable	—	1,384
Deferred tax asset, net	13,331	13,331
Other current assets	5,629	4,469

Total current assets	143,915	139,043

Property and equipment, net	27,708	27,103

Other assets	748,655	746,607

Total assets	$920,278	$912,753

Total current liabilities	$66,745	$52,955

Long-term debt	465,212	489,008
Other liabilities	27,193	17,232
Deferred tax liabilities, net	15,048	14,883

Total long-term liabilities	507,453	521,123

Total stockholder’s equity	346,080	338,675

Total liabilities and stockholder’s equity	$920,278	$912,753

AmeriPath, Inc.

Reconciliation of Net Income to EBITDA (Unaudited)

(In thousands)

		Three Months Ended September 30,		(Successor) Nine Months Ended September 30, 2004	(Predecessor) Period from January 1, 2003 through March 27, 2003	(Successor) Period from March 28, 2003 through September 30, 2003	(Combined) Nine Months Ended September 30, 2003
		2004	2003
	Net Income (Loss)	$1,324	$1,720	$3,136	$1,541	$(836)	$705

Add Back:	Interest	11,130	11,132	33,297	1,180	23,142	24,322
	Taxes	1,062	1,108	2,219	2,131	2,344	4,475
	Depreciation and amortization	4,979	4,657	15,014	5,237	9,982	15,219

EBITDA(1)		18,495	18,617	53,666	10,089	34,632	44,721

Plus:	Merger-related charges	—	—	—	10,010	2,404	12,414
	Restructuring costs	—	—	—	1,196	2,044	3,240
	Asset impairment and related charges	—	—	586	—	—	—
	Change in value of derivative	(511)	—	764	—	—	—
	Severance costs – former CEO	—	—	1,400	—	—	—
	Write-off of deferred financing costs	—	—	3,829	957	—	957

	EBITDA (excluding merger-related charges, restructuring costs, asset impairment and related charges, change in value of derivative, severance costs, and write-off of deferred financing costs)	$17,984	$18,617	$60,245	$22,252	$39,080	$61,332

Plus:	Contractual allowance charge	—	2,228	—	—	4,528	4,528
	Provision for doubtful accounts charge	—	3,975	—	—	6,475	6,475

	EBITDA (excluding merger-related charges, restructuring costs, asset impairment and related charges, change in value of derivative, severance costs, write-off of deferred financing costs, charge for contractual allowance and charge for provision for doubtful accounts)	$17,984	$24,820	$60,245	$22,252	$50,083	$72,335

(1)	EBITDA represents income from operations plus interest, taxes, depreciation and amortization. EBITDA, a non-GAAP financial measure, is presented herein because management believes it is a widely accepted financial indicator of the ability to incur and service debt. Our presentation of EBITDA is intended to supplement, and not replace our presentation of net income or other GAAP measures. Our calculation of EBITDA may not be comparable to similarly titled measures reported by other companies.